Exhibit 99.1

HALOZYME REPORTS FOURTH QUARTER 2021 AND FULL YEAR RESULTS

– Reports Fourth Quarter Revenue of $102.0 million with GAAP Diluted Earnings per Share of $0.46 and Non-GAAP Diluted Earnings per Share of $0.42 –

– Reports Full Year 2021 Revenue of $443.3 million with GAAP Diluted Earnings per Share of $2.74 and Non-GAAP Diluted Earnings per Share of $2.00 –

– 2022 Revenue Guidance of $530 to $560 Million Representing 20-26% Growth over Reported 2021 Revenue –

– Recurring Revenue from Royalties in 2022 Expected to Grow by Approximately 50% over Record Royalties in 2021 to Approximately $300 Million –

– 2022 GAAP Diluted EPS Guidance of $1.90 to $2.05 and 2022 Non-GAAP Diluted EPS Guidance of $2.05 to $2.20 –

SAN DIEGO, February 22, 2022 - Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported financial results for the fourth quarter and full year ended December 31, 2021, and provided an update on its recent corporate activities and outlook.

“Our performance in the fourth quarter closed out a year of strong performance across our business highlighted by record full year revenue from royalties, growing 130% from last year driven by the continued adoption of our wave 2 partner products subcutaneous DARZALEX® and Phesgo® (pertuzumab, trastuzumab, and hyaluronidase-zzxf),” said Dr. Helen Torley, president and chief executive officer. “In 2022, we look forward to building on 2021 momentum and anticipate 50% growth in our high-margin, recurring royalty revenues driven by further adoption of wave 2 products. We project further expansion and maturing of our pipeline, with 4 new targets entering Phase 1 development and at least 5 products advancing to Phase 2 or Phase 3 development. We are also excited to be starting development of a higher yield ENHANZE® API as well as a new rHuPH20 with extended room temperature stability and patent protection to 2032 in Europe and 2034 in the U.S.”

Fourth Quarter Partner Highlights:

•In December 2021, Janssen received FDA approval for DARZALEX FASPRO® (daratumumab and hyaluronidase - fijh) in combination with Kyprolis® (carfilzomib) and dexamethasone for patients with relapsed or refractory multiple myeloma who have received one to three prior lines of therapy.

•In December 2021, ViiV initiated enrollment of a Phase 1 study arm to evaluate cabotegravir administered subcutaneously with ENHANZE®.

•In December 2021, Janssen initiated a Phase 1 clinical trial combining Janssen’s rilpivirine and ENHANZE®.

•In November 2021, Roche initiated a Phase 1 study combining an undisclosed therapy with ENHANZE® for a new exclusive ENHANZE® target.

•In October 2021, Janssen’s DARZALEX FASPRO® was approved by the China National Medical Products Administration for the treatment of primary light chain amyloidosis, in combination with bortezomib, cyclophosphamide and dexamethasone in newly diagnosed patients.

•In October 2021, Takeda initiated a Phase 1 single-dose, single-center, open-label, three-arm study to assess the tolerability and safety of immune globulin subcutaneous (human), 20% solution with ENHANZE® (TAK-881) at various infusion rates in healthy adult subjects.

Fourth Quarter Corporate Highlights:
•In December 2021, the Company announced its second share repurchase program, to repurchase up to $750 million of its outstanding common stock over a three-year period. As part of the new share repurchase program, in December 2021, the Company entered into an accelerated share repurchase agreement to repurchase $150 million of common stock.

•In October 2021, the Company repurchased 0.3 million shares of common stock for $10.3 million, completing its initial three-year $550 million share repurchase program that began in November 2019 one year early. Under the program the Company repurchased a total of 22.3 million shares for $550.0 million at an average price per share of $24.72.

Fourth Quarter and Full Year 2021 Financial Highlights

•Revenue for the fourth quarter was $102.0 million compared to $121.7 million for the fourth quarter of 2020. The year-over-year decrease was primarily driven by a decrease in revenue under collaboration agreement and product sales, partially offset by an increase in royalty revenue primarily attributable to subcutaneous DARZALEX® (daratumumab). Revenue for the quarter included $62.6 million in royalties, an increase of 96% compared to $32.0 million in the prior year period.

Total revenues for the full year were $443.3 million, compared with $267.6 million in 2020, representing growth of 66% year over year.

•Cost of product sales for the fourth quarter was $21.6 million, compared to $26.3 million for the fourth quarter of 2020. The year-over-year decrease was primarily driven by lower product sales, principally the sales of bulk rHuPH20 to the Company’s partners.

Cost of product sales for the full year was $81.4 million, compared to $43.4 million in 2020, primarily driven by higher product sales, principally the sales of bulk rHuPH20 to the Company’s partners.

•Research and development expenses for the fourth quarter were $10.1 million, compared to $7.4 million for the fourth quarter of 2020. The increase is primarily due to an increase in compensation expense, including stock-based compensation, for personnel to support additional ENHANZE® targets entering clinical development.

Research and development expenses for the full year were $35.7 million, compared with $34.2 million in 2020.

•Selling, general and administrative expenses for the fourth quarter were $13.8 million, compared to $10.4 million for the fourth quarter of 2020. The increase was primarily due to an increase in compensation expense, including stock-based compensation, for personnel to support additional ENHANZE® targets.

Selling, general and administrative expenses for the full year were $50.3 million, compared with $45.7 million in 2020.

•Operating Income: On a GAAP basis in the fourth quarter of 2021, operating income was $56.5 million, compared to an operating income of $77.6 million in the fourth quarter of 2020.

Operating income for the full year was $275.9 million, compared to $144.3 million in 2020.

•Net Income: On a GAAP basis in the fourth quarter of 2021, net income was $66.8 million, compared with net income of $73.2 million in the fourth quarter of 2020. Non-GAAP net income was $61.3 million in the fourth quarter of 2021, compared with Non-GAAP net income of $80.9 million in the fourth quarter of 2020.1

Net income for the full year on a GAAP basis was $402.7 million or $2.74 per share, compared to a net income of $129.1 million or $0.91 per share in 2020. This year over year comparison is impacted by the one-time tax benefit of $1.05 per share in 2021 as a result of the tax valuation allowance release.

Net income for the full year on a non-GAAP basis was $294.1 million compared with $160.4 million in 2020.

•Earnings per Share: On a GAAP basis in the fourth quarter of 2021, diluted earnings per share was $0.46, compared with $0.50 in the fourth quarter of 2020. On a Non-GAAP basis diluted earnings per share was $0.42, compared with diluted earnings per share of $0.56 in the fourth quarter of 2020.1

GAAP diluted earnings per share for the full year was $2.74 compared with $0.91 per share in 2020. These GAAP results included the one-time recognition of a non-cash income tax benefit during 2021 of $1.05 per share. Non-GAAP diluted earnings per share for the full year was $2.00 per share, compared to $1.12 per share in 2020.

•Cash, cash equivalents and marketable securities were $740.9 million on December 31, 2021, compared to $368.0 million on December 31, 2020.

Financial Outlook for 2022

The Company is reiterating its financial guidance for 2022 first provided on January 10, 2022. For the full year 2022, the Company expects:

•Total revenue of $530 million to $560 million, representing growth of 20%-26% over 2021 total revenue. The Company expects revenue from royalties to increase approximately 50% over revenue from royalties in 2021 to approximately $300 million.

•GAAP operating income of $350 million to $380 million, representing growth of 27%-38% over 2021 GAAP operating income, resulting in operating margins greater than 65%.

•GAAP net income of $270 million to $295 million; and non-GAAP net income of $290 million to $315 million.1 The Company notes that 2022 will be the first full fiscal year in which Halozyme will record income tax expense as part of its income statement.

•GAAP diluted earnings per share of $1.90 to $2.05, inclusive of the first full year of income tax expense, projected to be $0.55-$0.60 per share. In comparison, in 2021 the Company recorded a one-time non-cash income tax benefit of $154.2 million or $1.05 per share, related to the release of its tax valuation allowance.

•Non-GAAP diluted earnings per share are expected to be $2.05 to $2.20,1 reflective of the first full year in which the company will record income tax expense, projected to be $0.55-$0.60 per share.

The Company's earnings per share guidance does not consider the impact of potential future share repurchases.

Table 1. 2022 Financial Guidance

Guidance Range
Net Revenue	$530 to $560 million
GAAP Operating Income	$350 to $380 million
GAAP Net Income	$270 to $295 million
Non-GAAP Net Income	$290 to $315 million[1]
GAAP Diluted EPS	$1.90 to $2.05
Non-GAAP Diluted EPS	$2.05 to $2.20[1]

Webcast and Conference Call

Halozyme will webcast its Quarterly Update Conference Call for the fourth quarter of 2021 today, Tuesday, February 22, 2022 at 4:30 p.m. ET/1:30 p.m. PT. Dr. Torley will lead the call, which will be webcast live through the "Investors" section of Halozyme's corporate website and a replay will be available following the close of the call. To register for this conference call, please use this link: https://conferencingportals.com/event/iCFaInWc. After registering, you will receive an email confirmation that includes dial in details and unique conference call codes for entry. Registration is open through the live call. However, to ensure you are connected for the full call, please register a day in advance or at minimum 10 minutes before the start of the call.

About Halozyme

Halozyme is a biopharmaceutical company bringing disruptive solutions to significantly improve patient experiences and outcomes for emerging and established therapies. Halozyme advises and supports its biopharmaceutical partners in key aspects of new drug development with the goal of improving patients' lives while helping its partners achieve global commercial success. As the innovators of the ENHANZE® technology, which can reduce hours-long treatments to a matter of minutes, Halozyme’s commercially-validated solution has touched more than 600,000 patient lives in post-marketing use via five commercialized products across more than 100 global markets. Halozyme and its world-class partners are currently advancing multiple therapeutic programs intended to deliver innovative therapies, with the potential to improve the lives of patients around the globe. Halozyme’s proprietary enzyme rHuPH20 forms the basis of the ENHANZE® technology and is used to facilitate the delivery of injected drugs and fluids, potentially reducing the treatment burden of other drugs to patients. Halozyme has licensed its ENHANZE® technology to leading pharmaceutical and biotechnology companies including Roche, Baxalta, Pfizer, AbbVie, Eli Lilly, Bristol-Myers Squibb, Alexion, argenx, Horizon Therapeutics and ViiV Healthcare. Halozyme derives revenues from these collaborations in the form of milestones and royalties as the Company’s partners make progress developing and commercializing their products being developed using ENHANZE®. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com and connect with us on LinkedIn and Twitter.

Note Regarding Use of Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release and the accompanying tables contain certain Non-GAAP financial measures. The Company reports Non-GAAP net income and Non-GAAP diluted earnings per share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company calculates Non-GAAP net income and Non-GAAP diluted earnings per share excluding share-based compensation expense, amortization of debt discount, debt extinguishment expense and certain adjustments to income tax expense. Reconciliations between GAAP and Non-GAAP financial measures are included at the end of this press release. The Company evaluates other items of income and expense on an individual basis and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the Company’s ongoing business operations and (iii) whether or not the Company expects it to occur as part of Halozyme’s normal business on a regular basis. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures presented by other companies. These Non-GAAP financial measures are not meant to be considered in isolation and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP; and are not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its Non-GAAP financial measures; and the Company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP financial measures. Halozyme considers these Non-GAAP financial measures to be important because they provide useful measures of the operating performance of the Company, exclusive of factors that do not directly affect what the Company considers to be its core operating performance, as well as unusual events. The Non-GAAP measures also allow investors and analysts to make additional comparisons of the operating activities of the Company’s core business over time and with respect to other companies, as well as assessing trends and future expectations.

Safe Harbor Statement

In addition to historical information, the statements set forth in this press release include forward-looking statements including, without limitation, statements concerning the Company’s expected future financial performance (including the Company's financial outlook for 2022) and expectations for future growth, profitability, total revenue and royalty revenue, net and operating income and earnings-per-share and the Company's plans to repurchase shares under its share repurchase program. Forward-looking statements regarding the Company’s ENHANZE® drug delivery technology may include the possible benefits and attributes of ENHANZE®, its potential application to aid in the dispersion and absorption of other injected therapeutic drugs and facilitating more rapid delivery and administration of larger volumes of injectable medications through subcutaneous delivery. Forward-looking statements regarding the Company's ENHANZE® business may include potential growth and receipt of royalty and milestone payments driven by our partners' development and commercialization efforts, potential new clinical trial study starts, the size and growth prospects of our partners' drug franchises, potential new ENHANZE® collaborations and collaborative targets and regulatory review and potential approvals of new ENHANZE® products and the Company’s plans to develop new formulations of its API for longer intellectual property protection. These forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning and involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in these forward-looking statements as a result of several factors, including unexpected levels of revenues, expenditures and costs, unexpected delays in the execution of the Company’s share repurchase program, unexpected results or delays in the growth of the Company’s ENHANZE® business, or in the development, regulatory review or commercialization of new formulations of the Company’s API or its partners’ ENHANZE® products, including any potential delays caused by the current COVID-19 global pandemic, regulatory approval requirements, unexpected adverse events or patient outcomes and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Contact:
Al Kildani
Vice President, Investor Relations and Corporate Communications
858-704-8122
ir@halozyme.com

Footnotes:
1. Reconciliations between GAAP reported and non-GAAP financial information and adjusted guidance measures are provided at the end.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenues:
Royalties	$62,636	$31,997	$203,900	$88,596
Product sales, net	27,051	32,455	104,224	55,987
Revenues under collaborative agreements	12,316	57,251	135,186	123,011
Total revenues	102,003	121,703	443,310	267,594
Operating expenses:
Cost of product sales	21,587	26,272	81,413	43,367
Research and development	10,108	7,380	35,672	34,236
Selling, general and administrative	13,774	10,427	50,323	45,736
Total operating expenses	45,469	44,079	167,408	123,339
Operating income	56,534	77,624	275,902	144,255
Other income (expense):
Investment and other income, net	331	661	1,102	5,425
Inducement expense related to convertible note	—	—	(20,960)	—
Interest expense	(2,055)	(5,036)	(7,526)	(20,378)
Net income before income taxes	54,810	73,249	248,518	129,302
Income tax (benefit) expense	(11,960)	85	(154,192)	217
Net income	$66,770	$73,164	$402,710	$129,085

Net income per share:
Basic	$0.48	$0.54	$2.86	$0.95
Diluted	$0.46	$0.50	$2.74	$0.91

Shares used in computing net income per share:
Basic	140,224	135,107	140,646	136,206
Diluted	144,253	145,122	146,796	141,463

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$118,719	$147,703
Marketable securities, available-for-sale	622,203	220,310
Accounts receivable, net and other contract assets	90,975	97,730
Inventories	53,908	60,747
Prepaid expenses and other assets	40,482	28,274
Total current assets	926,287	554,764
Property and equipment, net	8,794	10,593
Prepaid expenses and other assets	13,414	14,067
Deferred tax assets, net	155,434	—
Restricted cash	500	500
Total assets	$1,104,429	$579,924

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,541	$1,928
Accrued expenses	24,441	20,483
Deferred revenue, current portion	1,746	1,746
Current portion of long-term debt, net	89,419	397,228
Total current liabilities	117,147	421,385

Deferred revenue, net of current portion	2,530	4,026
Long-term debt, net	787,255	—
Other long-term liabilities	544	3,466

Stockholders’ equity:
Common stock	138	135
Additional paid-in capital	256,347	625,483
Accumulated other comprehensive (loss) income	(620)	22
Accumulated deficit	(58,912)	(474,593)
Total stockholders’ equity	196,953	151,047
Total liabilities and stockholders’ equity	$1,104,429	$579,924

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
Net Income and Diluted EPS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
GAAP Net Income	$66,770	$73,164	$402,710	$129,085
Adjustments:
Inducement expense related to convertible notes	—	—	20,959	—
Share-based compensation	5,126	4,196	20,820	17,204
Amortization of debt discount	1,267	3,598	3,940	14,137
Income tax benefit(1)	(11,960)	—	(154,192)	—
Income tax effect of above adjustments(1)	64	(9)	(127)	(52)
Non-GAAP Net Income	$61,267	$80,949	$294,110	$160,374

GAAP Diluted EPS	$0.46	$0.50	$2.74	$0.91
Adjustments:
Inducement expense related to convertible notes	—	—	0.14	—
Share-based compensation	0.04	0.03	0.14	0.12
Amortization of debt discount	0.01	0.02	0.03	0.10
Income tax benefit(1)	(0.08)	—	(1.05)	—
Non-GAAP Diluted EPS	$0.42	$0.56	$2.00	$1.12

GAAP & Non-GAAP Diluted Shares	144,253	145,122	146,796	141,463
(1) In 2021, the Company recognized a non-cash tax benefit of approximately $154 million related to the release of substantially all of its valuation allowance against its deferred tax assets. Estimated income tax effect of the Non-GAAP reconciling items are calculated using applicable statutory tax rates, taking into consideration of any valuation allowance.
Dollar amounts, as presented, are rounded. Consequently, totals may not add up.

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
Net Income and Diluted EPS 2022 Guidance
(Unaudited)
(In millions, except per share amounts)

	2022	2021
GAAP Net Income	$ 270 - 295	$402.7
Adjustments:
Inducement expense related to convertible notes	—	21.0
Share-based compensation	22 - 25	20.8
Amortization of debt discount	4 - 4	3.9
Income tax benefit	—	(154.2)
Income tax effect of above adjustments	(6) - (7)	(0.1)
Non-GAAP Net Income	$ 290 -315	$294.1

GAAP Diluted EPS	$ 1.90 - 2.05	$2.74
Adjustments:
Inducement expense related to convertible notes	—	0.14
Share-based compensation	0.16 - 0.17	0.14
Amortization of debt discount	0.04 - 0.04	0.03
Income tax benefit	—	(1.05)
Income tax effect of above adjustments	(0.04) - (0.05)	—
Non-GAAP Diluted EPS	$ 2.05 - 2.20	$2.00

GAAP & Non-GAAP Diluted Shares	142 - 143	146.8
Dollar amounts, as presented, are rounded. Consequently, totals may not add up.